1 This information is contained in Cleco's Annual Report, as filed with the United States Securities and Exchange Commission, on Form 10-K for the year ended December 31, 1998.

EXHIBIT A
CLECO CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

                                           	For the Years Ended December 31,
                                            1998          1997          1996
                                                    (In thousands,
                                          except share and per share amounts)
OPERATING REVENUES	                       $515,175      $456,245      $437,121
Operating expenses
  Fuel used for electric generation	      	142,737       136,009       115,642
  Power purchased	                          53,011        44,590        55,609
  Other operation	                          98,388        64,618        64,770
  Restructuring charges	                                   1,891
  Maintenance	                              30,285        23,286        23,489
  Depreciation	                            	48,369        45,890        43,441
  Taxes other than income taxes	            35,420        33,422        29,595
  Federal and state income taxes	           26,666        27,729        26,154
          Total operating expenses	       	434,876       377,435       358,700
OPERATING INCOME	                          	80,299        78,810        78,421
Interest income                               	372           427           256
Allowance for other funds used during
  construction	                               	812           620         1,134
Other income (expenses), net	            	    (322)        1,248           333
INCOME BEFORE INTEREST CHARGES	         	   81,161        81,105        80,144
Interest charges
  Interest on debt and other	              	27,016        27,549        27,492
  Allowance for borrowed funds used
    during construction	                     	(904)         (169)         (590)
  Amortization of debt discount,
    premium and expense, net	          	     1,248         1,206         1,107
          Total interest charges	           27,360        28,586        28,009
NET INCOME	                                	53,801        52,519        52,135
Preferred dividend requirements, net	 	      2,137         2,117         2,074
NET INCOME APPLICABLE TO COMMON STOCK	  	$  51,664     $  50,402     $  50,061
AVERAGE SHARES OF COMMON STOCK
  OUTSTANDING
    Basic	                             	22,480,163    22,459,770    22,442,683
    Diluted	                           	23,867,458    23,864,031    23,857,967
EARNINGS PER AVERAGE SHARE
    Basic	                                  	$2.30         $2.24         $2.23
    Diluted	                                	$2.24         $2.18         $2.16
CASH DIVIDENDS PAID PER SHARE OF
  COMMON STOCK	                             	$1.61         $1.57         $1.53

	The accompanying notes are an integral part of the consolidated financial statements.

EXHIBIT A
CLECO CORPORATION


CONSOLIDATED BALANCE SHEETS

                                                    At December 31,
                                                  1998          1997
                                                     (In thousands)
ASSETS
Utility plant and other property, plant
and equipment
 Property, plant and equipment	               	$1,565,028   	$1,506,949
  Accumulated depreciation	                     	(551,705)    	(518,664)
  Net property, plant and equipment	           	1,013,323      	988,285
  Construction work-in-progress	                  	76,475       	37,277
        Total utility plant, net	              	1,089,798    	1,025,562
Investments and other assets	                      	3,500        	3,479
Current assets
  Cash and cash equivalents	                      	19,457       	18,015
  Accounts receivable, net
  	Customer accounts receivable (less
   allowance for doubtful accounts of
	  $812 in 1998 and $684 in 1997)	                	27,436       	28,822
   Other accounts receivable	                     	22,218       	18,601
  Notes receivable	                                  	930          	930
  Unbilled revenues	                               	9,712        11,090
  Fuel inventory, at average cost	                 	9,725        	8,648
  Material and supplies inventory, at
  average cost	                                   	12,674       	14,413
  Other current assets	                            	1,738        	1,894
  Total current assets	                           103,890       102,413
Prepayments	                                       	8,293        	8,331
Regulatory assets - deferred taxes	               	95,199      	115,285
Other deferred charges	                           	30,975        29,418
Accumulated deferred federal and state income
taxes	                                            	97,345       	76,556
        TOTAL ASSETS	                         	$1,429,000   	$1,361,044

CAPITALIZATION AND LIABILITIES
Common shareholders' equity
  Common stock, $2 par value, authorized
  50,000,000 shares, issued 22,767,754 and
  22,762,754 shares at December 31,1998
  and 1997, respectively	                  	   $  45,535    	$   45,525
  Premium on capital stock	                     	113,871       	113,763
  Retained earnings	                            	271,019       	255,549
  Treasury stock, at cost, 281,930 and
  299,842 shares at December 31, 1998
  and 1997, respectively		                       	(5,734)       	(6,086)
    Total common shareholders' equity	          	424,691       	408,751
Preferred stock
  Not subject to mandatory redemption	           	29,718        	30,102
  Subject to mandatory redemption	                	5,680         	6,120

Deferred compensation related to preferred
stock held by  ESOP	                            	(16,923)      	(18,766)

Long-term debt, net 	                           	343,042       	365,897
     Total capitalization	                      	786,208       	792,104
Current liabilities
  Short-term debt 	                              	68,416        	34,219
  Long-term debt due within one year 	           	33,330         15,000
  Accounts payable	                               61,786        	53,365
  Customer deposits	                              20,120        	20,172
  Taxes accrued 	                                	11,942        	12,211
  Interest accrued	                                7,340         	7,681
  Accumulated deferred fuel	                       4,613         	2,965
  Other current liabilities	                      	3,868         	5,102
        Total current liabilities	               211,415       	150,715

Deferred credits
  Accumulated deferred federal and state
  income taxes 	                                	286,619       	296,123
  Accumulated deferred investment tax credits 	  	27,784        	29,574
  Regulatory liabilities - deferred taxes 	       81,074        	62,468
  Other deferred credits	                         35,900        	30,060
        Total deferred credits	          	       431,377       	418,225

        TOTAL CAPITALIZATION AND LIABILITIES		$1,429,000    	$1,361,044

The accompanying notes are an integral part of the consolidated financial statements.